 Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 720-726-9662 www.gatossilver.com

GATOS SILVER REPORTS RECORD QUARTERLY PRODUCTION; ANNOUNCES CEO SUCCESSION AND ADDITIONAL MANAGEMENT CHANGES

Dale Andres, President, Appointed CEO Following Stephen Orr’s Retirement

Denver, CO — April 7, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced record silver production from the 70%-owned Cerro Los Gatos (“CLG”) mine during the first quarter of 2022 (”Q1 2022”). The Company also announced the appointment of Dale Andres, current President, as Chief Executive Officer and member of the Board of Directors (“Board”) as part of the Board’s CEO succession plan, as well as two additional executive management changes.

Q1 2022 Production

CLG achieved record silver production in Q1 2022 at 2.39 million ounces, a 58% increase compared to the first quarter 2021 (“Q1 2021”) which was impacted by a temporary shutdown for two weeks due to a power outage. The increased production in the quarter was primarily due to significantly higher silver grades, in addition to higher plant throughput and improved recoveries. Lead and zinc production was 10.3 and 13.8 million pounds, representing an increase of 36% and 58%, respectively, compared to Q1 2021, primarily due to higher mined ore grades.

CLG achieved throughput of 234,985 tonnes and continued to achieve excellent recoveries for silver, lead, zinc and gold. CLG remains on target to achieve its annual guidance for 2022, including the plans to increase plant throughput levels to 2,700 tpd in the second half of 2022.

As of March 31, 2022, the Los Gatos Joint Venture (“LGJV”) had over $40 million in cash. Given the continued strong operating performance of CLG, the Company expects the first dividend from the LGJV to occur during Q2 2022.

CLG comparative production highlights are summarized below:

CLG Production (100% Basis)	Q1 2022	Q1 2021	2021 FY
Tonnes milled (dmt)	234,985	203,479	909,586
Tonnes milled per day (dmt)	2,611	2,261	2,492
Feed Grades
Silver (g/t)	353	261	295
Gold (g/t)	0.30	0.32	0.32
Lead (%)	2.22	2.01	2.27
Zinc (%)	4.13	3.26	3.94
Contained Metal
Silver ounces (millions)	2.39	1.51	7.61
Gold ounces - in lead conc. (thousands)	1.30	1.15	5.22
Lead pounds - in lead conc. (millions)	10.3	7.6	39.8
Zinc pounds - in zinc conc. (millions)	13.8	8.7	49.6
Recoveries*
Silver – in both lead and zinc concentrates	89.7%	85.5%	88.3%
Gold - in lead concentrate	57.1%	56.5%	56.3%
Lead - in lead concentrate	89.2%	84.5%	87.6%
Zinc - in zinc concentrate	64.3%	59.4%	62.9%

*Recoveries are reported for payable metals in the identified concentrate

-Page 1 of 3-

Corporate Update

The Company reported it has signed a definitive agreement with its LGJV partner, Dowa Metals & Mining Co., Ltd. (“Dowa”), to build and operate a new leaching plant to reduce fluorine levels in all zinc concentrates produced at an expected construction cost of $6 million. As part of the agreement, the initial payment towards the $20 million priority payment due to Dowa under the partner’s priority distribution agreement has been reduced to $10.3 million, after which each partner will retain its pro rata share of any dividends. The reduced priority dividend amount reflects a portion of both the construction and future estimated operating costs of the new plant and is dependent on the successful construction and operation of the leaching plant, which is expected to be commissioned in the first half of 2023. Should the leaching plant construction not occur, or the leaching plant not operate according to certain parameters during the first five years, portions of the $9.7 million priority dividend reduction could be reinstated.

During the quarter, the LGJV reached an agreement with a local energy supplier to provide 100% of CLG’s electrical power requirements from renewable energy sources. Importantly, this agreement allows CLG to significantly reduce its dependency on fossil fuels, resulting in a material reduction to the mine’s carbon footprint.

The Company continues to advance efforts to produce an updated life-of-mine plan and update its mineral resources and mineral reserves. This update will incorporate information from all surface and underground definition drilling since the 2020 technical report and will account for all production mined since start-up in 2019. A leading engineering consulting firm has been engaged to lead this work and the Company expects to produce a new CLG financial model complete with an updated technical report during the second half of 2022.

The Company is still evaluating the potential financial statement impact of a revision in its mineral resources and reserves and conducting an assessment of internal controls over financial reporting for 2020 and 2021.

CEO Succession and Additional Executive Management Changes

The Company also announced that Dale Andres, who currently serves as President, has been named Chief Executive Officer and has joined the Gatos Silver Board. Mr. Andres succeeds Stephen Orr, who has retired from his roles as CEO and as a member of the Company’s Board.

Mr. Andres is a proven leader with over three decades of experience in the mining and resource industries. Prior to joining Gatos Silver in June 2021, Mr. Andres worked at Teck Resources, where he oversaw a wide range of senior responsibilities encompassing both base and precious metals.

“On behalf of the Board, I want to share my enthusiasm in welcoming Dale as our next CEO,” said Janice Stairs, Chair of the Board. “Dale is a dedicated leader with a strong track record of achieving financial, operational and technical excellence. Since joining Gatos Silver, he has played a critical role in navigating the challenges related to our resource and reserve estimates, and shown a relentless commitment to our culture and to positioning our company for success. Dale has earned the respect and support of our entire organization, and we look forward to working closely with him to develop a new life-of-mine plan at CLG that will generate sustainable long-term value for the Company and our stakeholders.”

“It's an honor to serve as CEO during this important time for Gatos Silver,” said Mr. Andres. “While the Company continues to work diligently to update our mineral resource and reserve estimates and create a new life-of-mine plan, we’ve made consistent progress in enhancing our technical capabilities, advancing exploration in the Los Gatos District and strengthening our cash balance at LGJV, all while achieving record levels of production. As we look ahead to 2022, we are committed to building on the initiatives underway, while also transitioning to 100% renewable power for CLG operations, driving operational improvements and reducing costs. I am confident in our future, and I am focused on working with the team to execute on our vision to build an enduring silver mining company.”

“As we continue to make significant progress in successfully recovering from our recent unexpected challenges, I would like to take this opportunity to express my gratitude to members of our Board as well as the Electrum Group, our largest shareholder, for their strong and steadfast support,” concluded Ms. Stairs.

Roger Johnson, Chief Financial Officer, has advised the Company that he will be retiring effective May 21, 2022. The Company has initiated a search, with the assistance of Korn Ferry, a leading executive search firm, to identify a CFO to help execute on the Company’s long-term growth plans.

-Page 2 of 3-

In addition, the Company also announced that Tony Scott, who joined the Company in January 2022 as Vice President, Evaluations and Technical Services, will expand his responsibilities to oversee the exploration activities in the near-term. This follows the recent retirement of Phil Pyle, the Company’s former Vice President of Exploration.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit which started producing in 2019. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Tony Scott, Vice President of Evaluations and Technical Services of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the cost, timing and success of the new leaching plant to reduce fluorine levels in all zinc concentrates, the reduced priority dividend, and timing of a new CLG financial model complete with an updated technical report are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include our ability to construct the leaching plant on time and the ability of the leaching plant to operate according to certain parameters during the first five years, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(720) 726-9662

-Page 3 of 3-